As filed with the Securities and Exchange Commission on February 2, 2007
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

American Ecology Corporation
(Exact name of registrant as specified in its charter)

DELAWARE	95-3889638
(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)

Lakepointe Centre I,
300 E. Mallard, Suite 300
Boise, Idaho	83706
(Address of Principal	(Zip Code)
Executive Offices)

American Ecology Corporation
2005 Non-Employee Director Compensation Plan
2006 Restricted Stock Plan
(Full title of plan)
Jeffrey R. Feeler
Vice President and Controller,
Chief Accounting Officer and Treasurer
Lakepointe Centre I,
300 E. Mallard, Suite 300
Boise, Idaho 83706
(Name and address of agent for service)
Telephone number, including area code, of agent for service: (208) 331-8400
Copy to:
Paul M. Boyd
James M. Kearney
Stoel Rives LLP
101 S. Capitol Boulevard, Suite 1900
Boise, ID 83702-7705
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum
Title of Securities	Amount to be	Maximum Offering	Aggregate Offering	Amount of
to be Registered	Registered	Price Per Share (1)	Price (1)	Registration Fee
Common Stock, $0.01 par value	400,000 Shares	$19.48	$7,792,000	$833.74

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. The calculation of the registration fee for the shares is based on the average of the high and low prices of the Common Stock on January 31, 2007 as reported by Nasdaq on www.nasdaq.com for Nasdaq Global Market issues.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents By Reference.
     The following documents filed by American Ecology Corporation (the “Company”) with the Securities and Exchange Commission are incorporated herein by reference:
     (a) The Company’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited consolidated financial statements for the Company’s latest fiscal year for which such statements have been filed.
     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the last fiscal year covered by the annual report or prospectus referred to in (a) above.
     (c) The description of the authorized capital stock of the Company contained in the Company’s registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating the description.
     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
     We have broad powers to indemnify directors and officers against liabilities they may incur in these capacities under the Delaware General Corporation Law (the “DGCL”). Our Certificate of Incorporation requires that we indemnify officers and directors and eliminates directors’ liability to American Ecology for monetary damages, in each case to the full extent allowed under the DGCL.
     Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.
     Section 145 of the DGCL further provides that (i) to the extent that a former or present director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.
     Article Seventh of our Restated Certificate of Incorporation requires that we indemnify to the full extent permitted by the DGCL any person for liabilities incurred in his or her capacity as a director or officer of American Ecology, including service at our request in any capacity at another entity. We are obligated to pay in advance the person’s expenses incurred in defending any proceeding in advance if the person agrees to repay the advance if it is determined ultimately that he or she is not entitled to be indemnified.
     Article Seventh also provides that the personal liability of our directors to American Ecology or its stockholders for monetary damages for any breach of fiduciary duty by the director as a director is limited or eliminated to the fullest extent permitted by the DGCL.

Item 7. Exemption From Registration Claimed.
     Not Applicable.
Item 8. Exhibits.
5.1	Opinion of Stoel Rives LLP.

23.1	Consent of Moss Adams LLP.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included on page II-5).
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
               (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
               (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
               (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
               (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY
     Each director and/or officer of the registrant whose signature appears hereinafter hereby appoints Stephen A. Romano and Jeffrey R. Feeler, the Agents for Service named in this registration statement, and each of them severally, as his or her attorney-in-fact to sign in his or her name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also appoints each such Agent for Service as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.
SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on February 2, 2007.

AMERICAN ECOLOGY CORPORATION
By	/s/ Jeffrey R. Feeler
Jeffrey R. Feeler
Vice President and Controller, Chief Accounting Officer and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on February 2, 2007.

Signature	Title
/s/ Stephen A. Romano Stephen A. Romano	Chief Executive Officer, President and Director (Principal Executive Officer)
/s/ Jeffrey R. Feeler Jeffrey R. Feeler	Vice President and Controller, Chief Accounting Officer and Treasurer (Principal Financial and Accounting Officer)
/s/ Roy C. Eliff Roy C. Eliff	Director
/s/ Edward F. Heil Edward F. Heil	Director
/s/ Kenneth C. Leung Kenneth C. Leung	Director
/s/ John W. Poling John W. Poling	Director
/s/ Richard Riazzi Richard Riazzi	Director
/s/ Jimmy D. Ross Jimmy D. Ross	Director
/s/ Richard T. Swope Richard T. Swope	Director

EXHIBIT INDEX

Exhibit
Number	Document Description
5.1	Opinion of Counsel.

23.1	Consent of Moss Adams LLP.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included on page II-5).